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NEWS RELEASE                                             FOR IMMEDIATE RELEASE
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ZIX CORPORATION ACQUIRES ASSETS FROM LEADING ELECTRONIC PRESCRIPTION PROVIDER,
POCKETSCRIPT, LLC

ACQUISITION TO ENABLE ZIXCORP TO CAPITALIZE ON RAPIDLY EMERGING E-PRESCRIBING MARKET

DALLAS -- JULY 22, 2003 -- Zix Corporation (ZixCorp(TM)), (Nasdaq: ZIXI), a global provider of e-messaging protection and transaction services, today announced a strategic agreement to acquire substantially all of the assets of Ohio-based PocketScript, LLC, a leading provider of electronic prescription solutions for the healthcare industry. This acquisition will enable ZixCorp to expand its services into the e-prescription marketplace, which is expected to grow dramatically as more physicians are leveraging technology in delivering care, coupled with fact that the number of prescriptions written annually in the United States continues to increase. According to the National Association of Chain Drug Stores, the number of prescriptions written in 2002 was 3.14 billion and is expected to reach four billion by 2004. This represents over $182.7 billion of retail prescriptions sales in 2002, up 11 percent from 2001.

Total consideration for the acquired assets of PocketScript was approximately $1.5 million, including 362,903 shares of ZixCorp's common stock valued at $1,350,000. The PocketScript acquisition enables ZixCorp to immediately capitalize on the rapidly expanding market for e-prescribing services and brings a number of existing partnerships and alliances to ZixCorp within the e-prescription industry. PocketScript is currently the only company to have signed revenue contracts with three of the largest pharmaceutical benefit management firms (PBMs) in the U.S., and was the first in the industry to be certified with RxHub, a organization working to develop networks on which prescription data can be shared among physicians, pharmacies, PBMs, and plan sponsors.


"The demand for e-prescribing is being driven by the healthcare industry's need to increase patient safety, reduce costs, and save time for both pharmacists and prescribers," said John A. Ryan, ZixCorp's chairman, president, and CEO. "When you consider the increasing volumes of prescriptions written in this country and multiply that by a transaction and subscription fee, the potential for the e-prescribing market is huge. Couple that with physician's increasing adoption of wireless devices and PDAs as a part of their day-to-day tools, and the opportunity for an expanded set of our services is even more obvious."

"Our strategy has always been to leverage our core assets in other areas," said Daniel S. Nutkis, vice president for strategy and products for ZixCorp. "Our proven ability to provide highly secure and



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reliable communications services between all types of constituents in the healthcare system has become a tremendous asset. Prescribing is just one area that offers us the ability to deliver additional high-value services to a mix of existing and new target customers and on new platforms such as PDAs and wireless devices. The PocketScript acquisition is part of a broader ZixCorp strategy to provide communications-centric applications services."

"With PocketScript's extensive knowledge of the e-prescription marketplace and ZixCorp's expertise in secure e-communications for the healthcare industry, we saw this 'marriage' as a perfect fit," said PocketScript Managing Partner Steve Burns, who will join ZixCorp as vice president and general manager of the PocketScript service. "PocketScript's assets will enable ZixCorp to extend its leadership position in the healthcare sector."

Both government and consumer organizations are looking toward electronic prescribing to safeguard patients from medical prescription errors and reduce costs to the healthcare system. The Senate and House of Representatives passed a bill to combat the errors, as part of the Medicare Prescription Drug Bill, in June 2003. The bill requires electronic transmission of Medicare prescriptions (except in emergencies and exceptional cases), and for provision of information to the prescribing health professional. Additionally, the Leapfrog Group, a coalition created to help save lives and reduce preventable medical mistakes, has set forth standards regarding the importance of computer-based physician order entry, including e-prescribing.

PocketScript's Point-of-Care application operates on BlackBerry(R) digital cell phones or as a browser application on a computer connected to the Internet. The PocketScript e-prescribing system enables physicians to create electronic prescriptions from virtually anywhere in about the same amount of time required for paper-based prescriptions. It also aids the physician in identifying drug-to-drug interactions, including a drug reference guide for all 85,000 combinations of drugs and dosages, and drug dispensing history issues, while providing the physician an electronic link to pharmacies so patients don't have to wait in line for their prescriptions. This enables physicians to quickly identify best practices for prescribing the safest and most cost-effective medications for patients.

ABOUT POCKETSCRIPT
PocketScript, LLC, headquartered in Mason, Ohio, develops software applications for wireless, handheld devices to improve physician efficiency and workflow. Using PocketScript, physicians can electronically write and transmit prescriptions; receive formulary and drug interaction information; access education and compliance services; and connect wirelessly to the Internet.

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ABOUT ZIX CORPORATION

Zix Corporation (ZixCorp(TM)) is a global provider of e-messaging protection and transaction services. ZixCorp offers a range of solutions to protect organizations from viruses, spam, and electronic attack, as well as enabling secure electronic communications, such as email encryption and e-prescribing. ZixCorp helps organizations of any size to streamline operations, mitigate risks, and leverage the efficiencies of e-messaging. For more information, visit www.zixcorp.com.


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Media/Investor Contact: Whitney Gilliam, ZixCorp, (214) 515-7338,
wgilliam@zixcorp.com